Exhibit 10.2

November 18, 2020

To the Members of the Board of

Brightlane Corp.

1600 West Loop South

Suite 600

Houston, TX 77056

Dear Sirs:

This letter confirms that I hereby resign from my position as a Director, President and Chief Executive Officer of Brightlane Corp. (the “Company”), and all other positions with the Company to which I have been assigned, regardless of whether I served in such capacity, effective immediately. My resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Stephen C. Helm

STEPHEN C. HELM